Exhibit 3.1

CERTIFICATE OF ELIMINATION

ELIMINATING REFERENCE TO
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
FROM THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
OLD SECOND BANCORP, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.	The name of the corporation (hereinafter referred to as the “Company”) is Old Second Bancorp, Inc.

2.	The designation of the series of shares of stock of the Company to which this certificate relates is Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

3.

The voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Company pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation of the Company. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware on September 19, 2002, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “Series A Certificate of Designations”).

4.	The Board of Directors of the Company has adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED,  that no shares of the Company’s Series A Preferred Stock are outstanding, and no shares of such series will be issued subject to the Series A Certificate of Designations; and

RESOLVED FURTHER, that the executive officers of the Company, or any one or more of them, hereby are authorized, in the name and on behalf of the Company, pursuant to Section 151(g) of the Delaware General Corporation Law, to execute and file a Certificate of Elimination with the Secretary of State of the State of Delaware, which will have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Series A Certificate of Designations with respect to such Series A Preferred Stock and returning such shares to the status of authorized and unissued shares of preferred stock of the Company, without designation as to series.

5.	The effective time of this certificate shall be upon the filing of this certificate with the Secretary of State of the State of Delaware.

Exhibit 3.1

IN WITNESS WHEREOF, Old Second Bancorp, Inc. has caused this Certificate to be signed by James L. Eccher, its President and Chief Executive Officer, this 3rd day of June,  2019.

OLD SECOND BANCORP, INC.

By:  /s/ James L. Eccher

Name: James L. Eccher

Title: President and Chief Executive Officer